EXHIBIT 99.2

FOR IMMEDIATE RELEASE

From:          River Bank America
               645 Fifth Avenue, 8th Floor
               New York, New York 1022

               For Further Information contact:

               Peter Rosenthal
               Rubenstein Associates, Inc.
               Tel: (212) 843-8030

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NEW YORK, New York, May 26, 1998 -- River Bank America announced today that on
May 22, 1998 River Bank completed its reorganization into a Delaware corporation named RB Asset, Inc. that was approved at River Bank's special meeting of stockholders on May 1, 1998. RB Asset, Inc. as the successor in the reorganization, succeeds to the assets, liabilities and business of River Bank America.

As a result of the reorganization and related dissolution discussed below, the capital stock of River Bank will be canceled. As of the close of business on May 22, 1998, River Bank America's stock transfer records have been closed.

Following stockholder approval of the reorganization, all of River Bank America's assets, liabilities and business were transferred to or assumed by River Bank America's wholly-owned subsidiary, River Asset Sub, Inc., on May 11, 1998, pursuant to the terms of an assignment and assumption agreement and related transfer documents. Thereafter, on May 18, 1998, the board of directors declared a distribution of the capital stock of its wholly-owned subsidiary, River Distribution Sub, Inc., payable on a book-entry basis to River Bank America's stockholders of record on May 22, 1998. At the time of such distribution the capital stock of River Distribution Sub, Inc. had no value.

In the distribution, all of the issued and outstanding shares of common stock and series A preferred stock of River Distribution held by River Bank America were distributed to River Bank America stockholders on a share-for-share basis such that each holder of River Bank America common stock received one share of River Distribution common stock for each share of River Bank America common stock held by such stockholder and each holder of River Bank America series A preferred stock received one share of River Distribution series A preferred stock for each share of River Bank America series A preferred stock held by such stockholder.



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River Bank America
May 26, 1998
Page 2


Finally, upon book-entry payment of the distribution, on May 22, 1998, River Distribution merged with and into River Asset whereupon the stockholders of River Distribution became stockholders of the surviving corporation which changed its name to RB Asset, Inc. In the merger, the shares of capital stock of River Distribution were converted into shares of capital stock of RB Asset, Inc. Accordingly, subsequent to the merger, the capital stock of River Bank America had no value.

As previously announced, stock certificates representing shares of capital stock of RB Asset, Inc. are now being distributed to holders of record as of May 22, 1998.

In connection with the reorganization steps, on May 19, 1998, a petition for an order of dissolution declaring River Bank America dissolved and its legal existence terminated was filed in the Supreme Court of the State of New York. River Bank America expects that the Supreme Court order will be issued on June 1, 1998 and, upon the filing of the order of dissolution with the Banking Department of the State of New York, River Bank America will no longer exist. Upon such dissolution, the capital stock of River Bank America will be canceled on the closed transfer records of River Bank.




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